Exhibit 99.1

RURAL/METRO CORPORATION

PROFORMA STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE YEAR ENDED JUNE 30, 2003

	Rural/Metro Corporation	Discontinued Operations	Adjustments (1)	Pro forma Combined
NET REVENUE	$520,477	$(14,677)	$—	$505,800

OPERATING EXPENSES
Payroll and employee benefits	284,021	(6,751)		277,270
Provision for doubtful accounts	85,046	(2,806)		82,240
Depreciation and amortization	13,289	(188)		13,101
Other operating expenses	113,535	(2,716)		110,819
Restructuring charge and other	(1,421)	—		(1,421)

Total operating expenses	494,470	(12,461)	—	482,009

OPERATING INCOME	26,007	(2,216)	—	23,791
Interest expense	(28,012)	—		(28,012)
Interest income	197	(1)	—	196
Other income, net	146	—		146

LOSS BEFORE INCOME TAXES	(1,662)	(2,217)	—	(3,879)
INCOME TAX EXPENSE	(197)	—		(197)
MINORITY INTEREST	(1,507)	—	—	(1,507)

LOSS FROM CONTINUING OPERATIONS	$(3,366)	$(2,217)	$—	$(5,583)

(1) -	The pro forma statement of operations gives effect to the disposition of the two domestic medical transportation service areas as if the dispositions occurred on July 1, 2000. The results of the two domestic medical transportation service areas have been removed from the pro forma statement of operations.

RURAL/METRO CORPORATION

PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE YEAR ENDED JUNE 30, 2002

	Rural/Metro Corporation	Discontinued Operations	Adjustments (1)	Pro forma Combined
NET REVENUE	$488,980	$(15,030)	$—	$473,950

OPERATING EXPENSES
Payroll and employee benefits	269,123	(7,670)		261,453
Provision for doubtful accounts	77,725	(2,362)		75,363
Depreciation and amortization	16,267	(1,181)		15,086
Other operating expenses	103,280	(3,174)		100,106
Contract termination costs and related asset impairment charges	(107)	—		(107)
Restructuring charge and other	(718)	171		(547)

Total operating expenses	465,570	(14,216)	—	451,354

OPERATING INCOME	23,410	(814)	—	22,596
Interest expense	(25,462)	—		(25,462)
Interest income	644	—		644
Other income, net	8	(8)		—

LOSS BEFORE INCOME TAXES	(1,400)	(822)	—	(2,222)
INCOME TAX BENEFIT	2,520	—		2,520
MINORITY INTEREST	(750)	—		(750)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$370	$(822)	$—	$(452)

(1) -	The pro forma statement of operations gives effect to the disposition of the two domestic medical transportation service areas as if the dispositions occurred on July 1, 2000. The results of the two domestic medical transportation service areas have been removed from the pro forma statement of operations.

RURAL/METRO CORPORATION

PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE YEAR ENDED JUNE 30, 2001

	Rural/Metro Corporation	Discontinued Operations	Adjustments (1)	Pro forma Combined
NET REVENUE	$479,414	$(16,828)	$—	$462,586

OPERATING EXPENSES
Payroll and employee benefits	271,976	(9,084)		262,892
Provision for doubtful accounts	86,876	(5,232)		81,644
Depreciation and amortization	25,741	(1,413)		24,328
Other operating expenses	131,889	(4,363)		127,526
Asset impairment charges	48,050	(15,711)		32,339
Contract termination costs and related asset impairment charges	9,256	—		9,256
Restructuring charge and other	9,091	(29)		9,062

Total operating expenses	582,879	(35,832)	—	547,047

OPERATING LOSS	(103,465)	19,004	—	(84,461)
Interest expense	(30,624)	—		(30,624)
Interest income	642			642
Other expense, net	(4,053)	4,053		—

LOSS BEFORE INCOME TAXES	(137,500)	23,057	—	(114,443)
INCOME TAX PROVISION	(1,137)	—		(1,137)
MINORITY INTEREST	705	1,585		2,290

LOSS FROM CONTINUING OPERATIONS	$(137,932)	$24,642	$—	$(113,290)

(1) -	The pro forma statement of operations gives effect to the disposition of the two domestic medical transportation service areas as if the dispositions occurred on July 1, 2000. The results of the two domestic medical transportation service areas have been removed from the pro forma statement of operations.